Exhibit 10.68

June 14, 2006

Jose A. Mejia

18 Bayview Terrace

Green Brook, NJ 08812

Dear Jose,

We are pleased to extend to you this offer of employment to join Spansion Inc. (Spansion) in our Sunnyvale, CA office in the position of Executive Vice President Operations and Corporate Officer reporting to Jim Doran. Your initial annual base salary will be $425,000.16 per year to be paid to you bi-weekly.

You will be eligible to participate in Corporate Bonus Plan, pursuant to the terms and conditions of that plan. The plan has a target payout of 60% of base pay. You will also be eligible to participate in the Vice President Long-Term Incentive Plan, pursuant to the terms and conditions of that plan. The target payout under this plan is 30% of base pay.

You will also receive a gross sign-on bonus of $400,000 (subject to federal and state withholding taxes) to be paid annually in equal installments over 3 years. The first payment will be paid within 30 days of your hire date at Spansion. Although you will receive bonus payments prior to your two-year anniversary date, the bonus is earned in its entirety only when you have been employed at Spansion for two full years. If your Spansion employment terminates prior to two years from hire date, you must repay to Spansion all or a prorated amount of that portion of the bonus that Spansion has paid out to you according to the terms and conditions of the enclosed Sign-On Bonus Agreement.

Further, subject to the approval of our Board of Directors, you will be granted an option to purchase 125,000 shares of Spansion Inc. common stock at an exercise price equal to the closing price of the stock on the date of the grant. For this initial grant, shares will vest over a 4-year period. 25% of the grant will vest on the one year anniversary of the grant date, and the remainder of it will vest quarterly thereafter over the following three years, in approximately equal installments (assuming continuous active service).

To assist you with your relocation, Spansion is offering you relocation benefits, in accordance with its relocation policy, including the enclosed Relocation Expenses Agreement.

Spansion will make available to you a comprehensive benefits program with executive perquisites including, medical, dental, and life and disability coverage. In addition, you will be eligible to participate in the 401(k) retirement savings plan with matching contributions; the cash and deferred profit sharing plans; and an executive investment account plan under which you can defer up to 50% of salary and 100% of executive bonuses. Other benefits will include eligibility for a paid sabbatical after seven years of employment and a $2,000 monthly automobile allowance. Additionally, you will be reimbursed for expenses for an annual physical (up to $1,200 for the 1st year, up to $800 every year thereafter) and for financial planning (up to $6,000 per year). Brochures describing some of these benefits are enclosed.

This offer will remain open until June 21, 2006, and is contingent upon completing the application and meeting the conditions listed below. Please take caution to protect your current employment until ALL of these conditions have been met.

•	You must successfully pass a background investigation to be performed by our Security Investigations Department.

•	If applicable, your employment at Spansion is contingent on Spansion successfully obtaining an export license for you in accordance with BXA export license regulations.

Initial: JM

June 14, 2006

Jose A. Mejia

In accordance with the requirements of the Immigration Reform and Control Act of 1986, you will be required to provide Spansion with documents to verify your identity and your legal right to work in the United States. You must present this documentation on your first day of employment. Enclosed is a list of documents you may present for this verification.

Further, you must also sign and date the enclosed Sign-On Bonus Agreement and Relocation Expenses Agreement, and return the executed originals of the agreements to me, along with the original of this executed offer and acceptance letter.

If this offer is agreeable to you, please accept it by initialing page one of this letter, signing your name below and returning the original signed and dated document to me in the enclosed envelope. If we have not yet negotiated a start date, please call me immediately to discuss this.

We look forward to having you as a member of our team and feel our association will be mutually rewarding. The dedication, creative drive and loyalty of our employees have enabled us to impact the world through our technological advances in the microelectronics field. We are confident that you possess these qualities and that your contributions to Spansion will be significant.

If you have any questions, please feel free to contact me.

Sincerely,

/s/ Rachel Sanchez-Parodi
Rachel Sanchez-Parodi
Spansion Corporate Staffing

Cc: Bertrand Cambou

I am pleased to accept Spansion’s offer of employment as outlined above and in the enclosed document(s).

/s/ José Mejia	6/26/06
Signature	Start Date

6/26/06
Date	Date of Birth**

*	If a start date has been agreed upon, please indicate that date above. If a date has not yet been determined, please contact your recruiter.
**	This information will be kept confidential and used only to generate your personnel number.